OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF
GENENCOR INTERNATIONAL, INC.
AT $19.25 PER SHARE
BY DH SUBSIDIARY INC.
A WHOLLY-OWNED INDIRECT SUBSIDIARY OF
DANISCO A/S

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 16, 2005, unless the Offer is extended.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated February 15, 2005 (the "Offer to Purchase") and the related Letter of Transmittal distributed in connection with an offer by DH Subsidiary Inc., a Delaware corporation ("Acquisition Subsidiary"), and a wholly owned subsidiary of Danisco A/S, to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of Genencor International, Inc., a Delaware corporation ("Genencor"), at $19.25 per Share, net to the tendering shareholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

We are the holder of record (directly or indirectly) of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is $19.25 per Share, net to you in cash without interest, upon the terms and conditions set forth in the Offer to Purchase.

2. The Offer is being made for all issued and outstanding Shares.

3. The Board of Directors of Genencor (the "Genencor Board"), based upon the recommendation of a special committee of independent directors of the Genencor Board, (a) determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to and in the best interests of Genencor's stockholders, (b) approved the Offer and the Merger and (c) recommended that Genencor's stockholders accept the Offer and tender their Shares pursuant to the Offer.

4. The Offer is conditioned on, among other things, there being validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number the Shares that represents a majority of the outstanding shares of Genencor, excluding shares held by Acquisition Subsidiary and its affiliates, shares held by Eastman Chemical Company and its affiliates, and shares held by officers and directors of Genencor. This condition is referred to in the Offer to Purchase as the "Majority of the Minority Condition" and it cannot be waived. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See "The Tender Offer – Certain Conditions of the Offer."

5. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 16, 2005, unless the Offer is extended.

6. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Acquisition Subsidiary pursuant to the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. Acquisition Subsidiary is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Acquisition Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Acquisition Subsidiary will make a good faith effort to comply with such state statute. If, after such good faith effort, Acquisition Subsidiary cannot comply with such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Acquisition Subsidiary by Deutsche Bank Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights expire at 5.00 p.m., New York City time, on March 16, 2005, unless extended.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF
GENENCOR INTERNATIONAL, INC.
AT $19.25 PER SHARE
BY DH SUBSIDIARY INC.
A WHOLLY-OWNED INDIRECT SUBSIDIARY OF
DANISCO A/S

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 15, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the offer by DH Subsidiary Inc., a Delaware corporation ("Acquisition Subsidiary"), and a wholly owned subsidiary of Danisco A/S, to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of Genencor International, Inc., a Delaware corporation, at $19.25 per Share, net to the tendering shareholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:                                                                                                              *

Account Number:

Dated:

* Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date: